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                                                                    EXHIBIT 99.1


                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                  June 30, 2002

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                                      INDEX

       FINANCIAL STATEMENTS:

       Condensed Consolidated Balance Sheets                         1
       Condensed Consolidated Statements of Operations and
          Comprehensive Income                                       2
       Condensed Consolidated Statements of Cash Flows               3
       Notes to Condensed Consolidated Financial Statements          4


The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  JUNE 30,      DECEMBER 31,
                                                                                    2002            2001
                                                                                ------------    ------------
                                     ASSETS

Bonds at market value (amortized cost of $2,386,469 and
 $2,211,247)                                                                    $  2,509,810    $  2,303,431
Equity investments at market value (cost of $10,006)                                  10,076          10,076
Short-term investments                                                               208,059         213,212
                                                                                ------------    ------------

  Total investments                                                                2,727,945       2,526,719
Cash                                                                                  23,154           5,882
Deferred acquisition costs                                                           256,728         240,492
Prepaid reinsurance premiums                                                         452,738         420,798
Reinsurance recoverable on unpaid losses                                              50,851          28,880
Investment in unconsolidated affiliate                                                53,248          49,726
Other assets                                                                         155,223         165,782
                                                                                ------------    ------------

     TOTAL ASSETS                                                               $  3,719,887    $  3,438,279
                                                                                ============    ============

           LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                                        $  1,197,237    $  1,090,332
Losses and loss adjustment expenses                                                  177,069         114,428
Deferred federal income taxes                                                        139,938         133,877
Ceded reinsurance balances payable                                                    36,283          34,961
Surplus notes                                                                        144,000         144,000
Minority interest                                                                     50,372          46,157
Accrued expenses and other liabilities                                               157,975         175,852
                                                                                ------------    ------------

     TOTAL LIABILITIES AND MINORITY INTEREST                                       1,902,874       1,739,607
                                                                                ------------    ------------

Common stock (400 shares authorized, issued and outstanding;
 par value of $37,500 per share)                                                      15,000          15,000
Additional paid-in capital                                                           797,656         794,797
Accumulated other comprehensive income (net of deferred
 income tax provision of $41,814 and $29,334)                                         81,597          62,920
Accumulated earnings                                                                 922,760         825,955
                                                                                ------------    ------------

     TOTAL SHAREHOLDER'S EQUITY                                                    1,817,013       1,698,672
                                                                                ------------    ------------

     TOTAL LIABILITIES AND MINORITY INTEREST
           AND SHAREHOLDER'S EQUITY                                             $  3,719,887    $  3,438,279
                                                                                ============    ============

            See notes to condensed consolidated financial statements.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                                ----------------------------
                                                                                    2002            2001
                                                                                ------------    ------------
REVENUES:

 Net premiums written (net of premiums ceded of $95,002 and $75,496)            $    220,427    $    161,355
                                                                                ------------    ------------

 Premiums earned (net of premiums ceded of $65,716 and $46,500)                      146,751         107,760

 Net investment income                                                                67,644          62,523

 Net realized gains                                                                   24,077           3,676

 Net realized and unrealized gains (losses) on derivative instruments                (24,698)          3,737

 Other income                                                                            532             415
                                                                                ------------    ------------
                    TOTAL REVENUES                                                   214,306         178,111
                                                                                ------------    ------------
EXPENSES:

 Losses and loss adjustment expenses                                                  42,119           5,973

 Policy acquisition costs                                                             25,877          19,700

 Other operating expenses                                                             23,518          21,353
                                                                                ------------    ------------
                    TOTAL EXPENSES                                                    91,514          47,026
                                                                                ------------    ------------
 Minority interest and equity in earnings of unconsolidated affiliate                   (694)            322
                                                                                ------------    ------------

INCOME BEFORE INCOME TAXES                                                           122,098         131,407

 Provision for income taxes                                                           25,293          29,033
                                                                                ------------    ------------
     NET INCOME                                                                       96,805         102,374
                                                                                ------------    ------------

Other comprehensive income (loss), net of tax:

 Unrealized gains (losses) on securities:

  Holding gains (losses) arising during period                                        36,307          (1,049)

  Less: reclassification adjustment for gains
   included in net income                                                             17,630           2,498
                                                                                ------------    ------------
 Other comprehensive income (loss)                                                    18,677          (3,547)
                                                                                ------------    ------------
  COMPREHENSIVE INCOME                                                          $    115,482    $     98,827
                                                                                ============    ============

            See notes to condensed consolidated financial statements.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                                ----------------------------
                                                                                    2002            2001
                                                                                ------------    ------------
Cash flows from operating activities:

 Premiums received, net                                                         $    221,449    $    173,983

 Policy acquisition and other operating expenses paid, net                           (89,958)        (75,846)

 Recoverable advances recovered (paid)                                                 3,341            (281)

 Loss and LAE paid, net                                                               (4,018)        (16,513)

 Net investment income received                                                       64,055          59,590

 Federal income taxes paid                                                           (45,477)        (35,116)

 Interest paid                                                                        (4,562)         (3,000)

 Other, net                                                                           (3,856)          1,855
                                                                                ------------    ------------

     Net cash provided by operating activities                                       140,974         104,672
                                                                                ------------    ------------

Cash flows from investing activities:

 Proceeds from sales of bonds                                                        525,741         252,709

 Purchases of bonds                                                                 (651,050)       (348,843)

 Purchases of property and equipment                                                  (4,440)           (936)

 Net decrease (increase) in short-term securities                                      5,752          (2,541)

 Other investments, net                                                                  295            (127)
                                                                                ------------    ------------

     Net cash used for investing activities                                         (123,702)        (99,738)
                                                                                ------------    ------------

Net increase in cash                                                                  17,272           4,934

Cash at beginning of period                                                            5,882           7,053
                                                                                ------------    ------------

Cash at end of period                                                           $     23,154    $     11,987
                                                                                ============    ============

(a) In the first six months of 2002 and 2001, the Company received a tax benefit of $2,859 and $1,717, respectively, by utilizing its Parent's losses. These amounts were recorded as capital contributions.

            See notes to condensed consolidated financial statements.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

1.   ORGANIZATION AND OWNERSHIP

   Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company and its subsidiaries are primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2.   BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 2002 and for all periods presented, have been made.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2001 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended June 30, 2002 and 2001 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2002 presentation.

3.   LOSS AND LOSS ADJUSTMENT EXPENSES

   In the second quarter of 2002, as part of the Company's ongoing credit review process, management identified certain transactions not performing as expected in its portfolio of insured collateralized debt obligations ("CDOs"). As a result, management analyzed all CDO transactions in its insured portfolio that breached over-collateralization triggers, which were included in such transactions as one measure of adverse performance. A "deterministic" approach was utilized as a basis to estimate the loss inherent in this portfolio. The deterministic model applies a run of the collateral portfolio for each transaction considering each CDO transaction's unique attributes (such as reinsurance, individual collateral ratings and status, derivatives purchased, premiums due to the guarantor, etc.) utilizing a Moody's default pattern for frequency of defaults, an estimate of collateral recovery values for severity, and a risk-free rate of interest. Management assumed that current default rates on CDO collateral would improve in a manner consistent with an economic recovery following a period of significant credit deterioration similar to that experienced in 1991/1992 and, as a result, management selected Moody's 1992 idealized default curve as a predictor of future defaults on the CDO collateral. The per period default rate is calculated based on the Moody's weighted average rating factor for each piece of surviving collateral. Recovery rates are judgmentally established by the Company. In considering the recovery rates to be utilized, management adjusted Moody's average recovery rates (observed since
1982) downward to reflect more recent and more adverse observations. This analysis produced a present value of expected losses of $51.5 million, net of reinsurance recoveries and net of unearned premiums and future ceding commissions. As described in more detail below, management addressed this net present value of expected loss ($51.5 million) through (i) an increase in the Company's general reserve ($31.0 million) and (b) current amounts in its general reserve ($20.5 million), including general reserve amounts reallocated to case basis reserves ($11.3 million). The $31.0 million increase in the Company's general reserve resulted in a corresponding increase to loss and loss adjustment expense in the income statement of $31.0 million. At June 30, 2002, the general reserve totaled $99.6 million and the total loss and loss adjustment expense liability totaled $177.1 million. Management has established a methodology of recording case basis reserves on CDO transactions to the extent that the over-collateralization ratio (non-defaulted collateral at par value divided by the debt insured) has fallen below

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100%, since management believes that claims on such transactions are probable and that the amount of the undercollateralization is a reasonable estimate of such claims. Such transactions may benefit from excess cash flow attributable in part to higher interest rates on the underlying collateral than on the insured securities. In addition, such transactions generally require insured payments of principal only at the ultimate maturity of such transactions. As a result, the Company does not expect to be required to pay claims in respect of these transactions until 2010, but may elect to do so at an earlier date in its discretion. Over time, management expects to reallocate amounts in its general reserve (including accretions thereto) to case basis reserves as specific losses on its insured CDO portfolio become probable and estimable in accordance with the undercollateralization methodology described above. Application of this methodology resulted in recording $34.5 million in gross case basis reserves and $23.2 million in reinsurance recoverable on unpaid losses, resulting in a $11.3 million increase in net case basis reserves. Management, beginning in the second quarter of 2002, has refined the loss factor it applies to its net par underwritten when calculating the general reserve in order to reflect its recent adverse experience. As a result, the general reserve accrual for the second quarter of 2002 was $8.2 million, rather than the approximate $4.1 million that would have been accrued using the prior assumptions. Management expects future reserve contributions to be approximately double the amounts under the prior practice. Since the reserves are based upon estimates, there can be no assurance that the ultimate liability will not differ from such estimates. The Company will continue, on an ongoing basis, to monitor these reserves and may periodically adjust such reserves, upward or downward, based on the Company's actual loss experience, its future mix of business and future economic conditions.

4.   RECENTLY ISSUED ACCOUNTING STANDARDS

   In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001, establishes specific criteria for the recognition of intangible assets separately from goodwill, and requires unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). These provisions are effective for business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. Certain SFAS No. 141 provisions also apply to purchase business combinations for which the acquisition date was before July 1, 2001. SFAS No. 142 addresses how intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in the financial statements. This statement requires that goodwill no longer be amortized and instead be subject to an impairment test performed at least annually. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 31, 2001. The implementation of these standards, on January 1, 2002, did not have a material effect on the Company's financial position, results of operations or cash flows.

5.   SUBSEQUENT EVENT

   Subsequent to June 30, 2002, the single corporate name credit default swap program was terminated in exchange for a fee of $43.0 millon, $38.0 million of which was related to the Company's exposure. This will result in the Company recognizing a third quarter 2002 pre-tax charge of $17.2 million. Through the second quarter, the Company had already recognized aggregate charges of $20.8 million related to the program in accordance with the mark-to-market requirements of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".